--------------------------------------------------------------------------------
ENHANCED AND GUARANTEED GROWTH DEATH BENEFIT RIDER
--------------------------------------------------------------------------------

This Rider is  attached to and made a part of this  Contract as of the  Contract
Date,  or if later,  the date shown below.  Terms not defined in this Rider have the meaning given to them in the Contract.  The "Death  Benefit"  section of the
Contract is deleted in its entirety and replaced with the following:

DEATH BENEFIT

If any Owner dies prior to the Annuity  Start Date, a Death Benefit will be paid to the  Designated  Beneficiary  when due Proof of Death and  instructions  with regard to payment for each  Designated  Beneficiary  are Received by SBL. If any
Owner is a  Nonnatural  Person,  the Death  Benefit  will be paid upon the death prior to the  Annuity  Start Date of the  Annuitant  or a Joint  Owner that is a natural  person.  If an Owner is a  Nonnatural  Person,  the amount of the Death
Benefit  is based  on the age of the  Annuitant  or any  Joint  Owner  that is a natural  person on the Contract  Date.  The Death  Benefit  proceeds will be the
Death  Benefit  reduced by any Premium Taxes due or paid by SBL and any pro rata
Account Charge.

The  Death  Benefit  is  determined  as of the  date  due  proof  of  death  and instructions with regard to payment for each Designated Beneficiary are Received by SBL and will be the greatest of:

     1.  the sum of all Purchase  Payments made by the Owner less the sum of all partial  Withdrawals  and  Withdrawal  Charges  deducted  from Contract
         Value; plus the Enhanced Death Benefit Amount; or
     2.  the Contract Value; plus the Enhanced Death Benefit Amount; or
     3.  the Guaranteed Growth Death Benefit  ("GGDB");  plus the Enhanced Death
         Benefit Amount.

ENHANCED DEATH BENEFIT.  For a Rider issued prior to any Owner attaining age 70, the Enhanced Death Benefit Amount is the lesser of:

     1.  50% of Contract Gain; or
     2.  50% of Adjusted Purchase Payments.

For a Rider issued  after any Owner has  attained age 70 or older,  the Enhanced
Death Benefit Amount is the lesser of:

     1.  25% of Contract Gain; or
     2.  25% of Adjusted Purchase Payments.

"Contract  Gain" is defined as Contract Value less Adjusted  Purchase  Payments, determined  as of the date due proof of death and  instructions  with  regard to payment are Received by SBL for each Designated Beneficiary.  "Adjusted Purchase
Payments" is defined as Purchase Payments,  net of any Premium tax, made to your
Contract,  less an  adjustment  for each  Withdrawal  from  your  Contract.  The adjustment  for each  Withdrawal is a percentage of Adjusted  Purchase  Payments immediately  prior to the  Withdrawal.  The  percentage is  determined  for each
Withdrawal as of the date of the Withdrawal by dividing:

              i.  the  amount  of  the  Withdrawal,   including  any  Withdrawal
                  Charges, by
              ii. the Contract Value immediately prior to the Withdrawal.

GUARANTEED GROWTH DEATH BENEFIT.  The GGDB is determined as follows:

     1.  The GGDB  generally is equal to Purchase  Payments,  net of any Premium tax, made to the Contract,  less an adjustment for each Withdrawal from the Contract, increased at an annual effective rate of interest, to the earlier of the date due proof of death and instructions  with regard to payment  for each  Designated  Beneficiary  are  Received by SBL or the
         Contract Anniversary  following the Owner's 80th birthday.  The GGDB is calculated as of each of the following Valuation Dates:

         (a)  each Contract Anniversary;
         (b)  the date of any Purchase Payment or Withdrawal; and
         (c)  the  date due  proof of death  and  instructions  with  regard  to payment for each Designated Beneficiary are Received by SBL.

     2.  The GGDB on any such Valuation Date is:

         (a)  equal to the initial  Purchase  Payment,  net of any Premium  tax, increased at the annual effective rate of interest, to the current
              Valuation Date; plus
         (b)  any Purchase Payment,  net of Premium tax, received since GGDB was last calculated; less in the event of Withdrawal
         (c)  an amount equal to a percentage of GGDB  calculated as of the date of the Withdrawal.

         The percentage is determined for each  Withdrawal as of the date of the
         Withdrawal by dividing:

              i.  the  amount  of  the  Withdrawal,   including  any  Withdrawal
                  Charges, by
              ii. the Contract Value immediately prior to the Withdrawal.

     3.  The annual effective rate of interest will take into account the timing of  when  each  Purchase  Payment  and  Withdrawal  occurred.  This  is accomplished  by  applying  a  daily  factor  to the  GGDB  as of  each
         Valuation  Date.  The annual  effective rate of interest may vary among
         Accounts.  The annual  effective rate of interest will stop accruing as of the earliest of:

         (a)  the  Contract  Anniversary  following  the date the  oldest  Owner reaches his or her 80th birthday;
         (b)  the Annuity Start Date;
         (c)  the  date due  proof of death  and  instructions  with  regard  to payment for each Designated Beneficiary are Received by SBL; or
         (d)  the six-month anniversary of the Owner's date of death.

     4.  Purchase  Payments  and  Withdrawals  will affect the GGDB as discussed above.  SBL will adjust GGDB for each Account in the same proportion as such Purchase Payments and Withdrawals are applied to each Account.

     5.  Notwithstanding  any provision of this Rider to the contrary,  the GGDB shall not exceed the Purchase Payments, net of any Premium tax and less the sum of all partial  Withdrawals,  including charges,  deducted from the Contract Value, times 200%.

This Rider is  available  only if the age of any Owner at the time this Rider is issued is age 79 or younger.

Notwithstanding  the  foregoing,  if due  proof of death and  instructions  with regard to payment for each Designated Beneficiary are not received by SBL within six  months of the date of the  Owner's  death,  the Death  Benefit  will be the
Contract Value on the date due proof of death and such  instructions with regard to payment are Received by SBL.

If a lump sum payment is requested the payment will be made in  accordance  with any laws that govern the payment of Death Benefits.  The Designated  Beneficiary may choose to receive the Death  Benefit in the form of Annuity  Payments  under one of the Annuity Options, subject to any requirements under applicable law.

SBL will deduct a charge for this Rider as set forth in the  Contract.  SBL will not deduct  the charge  from Fixed  Account  Contract  Value to the extent  such charge exceeds the amount of Current  Interest in excess of the Guaranteed Rate.
The Owner may not add or delete this Rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6076 (4-01)